Exhibit 99.1

OneSpaWorld Sends Letter to Shareholders

Urges Shareholders Vote “FOR” Vital $75 Million Equity Financing At Upcoming 2020 Annual Meeting

Going Concern Risk If Equity Financing Is Not Approved

Nassau, Bahamas – May 19, 2020 – OneSpaWorld Holdings Limited (NASDAQ: OSW), the pre-eminent global provider of health and wellness products and services on board cruise ships and in destination resorts around the world, today sent a letter to shareholders urging a vote “FOR” the previously announced $75 million equity financing at the Company’s upcoming Annual Meeting currently expected to be held on June 10, 2020.

The letter explains why securing this equity financing is in the best interest of OSW and its shareholders, including why the financing is required for OSW to remain in compliance with its debt facilities at June 30, 2020 and to fund its operations while its business is impaired due to the COVID-19 pandemic.

The text of the letter is below:

Dear Fellow Shareholders:

The Board of OneSpaWorld (“OSW”) is asking for your vote at our Annual Meeting – currently expected to be held on June 10, 2020 “FOR” approval of the vital $75 million equity financing announced on April 30, 2020. This financing is essential to fund our operations while our business is impaired due to the COVID-19 pandemic. It will also enable us to remain in compliance with our debt facilities and position us to drive shareholder value as our cruise line partners resume voyages and our destination resorts reopen. Without your approval of this financing, there is substantial doubt about OSW’s ability to continue as a going concern and the value of your shares will be imperiled.

YOUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THIS ESSENTIAL EQUITY FINANCING

Your Board and management team believe strongly in the future of OSW and its ability to drive shareholder value. Indeed, we began 2020 with outstanding momentum across our business with our global market share at sea at an all-time high of over 90%. The onset of the pandemic significantly impacted our business and the cruise industry on which we are highly dependent. In response, we took immediate action to protect our staff, eliminate non-essential expenditures, preserve our liquidity, support our cruise line partners, and optimize our operating platform. However, the cancellation of all voyages and closing of most of our destination resorts effectively eliminates our ability to generate revenue and – as we said in our 10-Q filed on May 13, 2020 – absent this critical financing, there is substantial doubt about OSW’s ability to continue as a going concern.

Your Board Ran a Thorough Process to Secure the Best Available Financing Option

Upon emergence of the pandemic and receipt of a financing proposal from Steiner Leisure Limited (“SLL”), a major shareholder of OSW, the Board formed a Special Committee to secure the required financing on the best available terms under unprecedented circumstances. To advise us, we engaged Nomura Securities as our financial advisor and DLA Piper as legal counsel, both of whom have extensive experience with OSW and our industry. To ensure we remain compliant with our financial covenant as of June 30, 2020, and avoid other potential compliance issues under our debt facilities, your Board determined it was critical that any financing be completed in a timely manner and that our lenders agree to amendments to these debt facilities. In addition, the financing needed to be at least $75 million to provide necessary liquidity while our business is impaired, to ensure compliance with the financial covenant in our debt facilities, and to have our lenders agree to the required amendments (whose continued effectiveness is conditioned upon receipt of $75 million of equity financing). Failure to comply with the financial covenant or other provisions in our debt facilities would result in our lenders having the right to force accelerated repayment of our debt, which would have a material adverse impact on the value of OSW shares.

Based on their assessment of actionable financing alternatives, including input from our lenders, the Special Committee authorized Nomura to solicit institutional investors with the ability to quickly execute an equity financing that met the required criteria under the highly challenging circumstances facing OSW. Nomura contacted 19 qualified parties, including seven private equity firms, seven long-only investors, two hedge funds and three family offices/sovereign wealth funds. Five proposals were ultimately received. Certain of these potential investors, including SLL, requested Board and management participation in the investment to demonstrate confidence in OSW’s future.

After thorough vetting of the merits and risks of each proposal, and negotiating substantially improved terms from SLL, the Special Committee unanimously determined that the SLL-led equity financing of $75 million was superior to all alternatives and in the best interest of OSW and its shareholders. Duff & Phelps rendered a fairness opinion with respect to the transaction supporting this determination.

SLL is the prior owner of OSW and has a deep understanding of our business, our competitive positioning, and our value drivers – and has not sold any of its OSW stock since closing of the business combination transactions. As such, SLL was able to offer the most attractive proposal based on our key criteria: valuation, structure, timing, degree of certainty, and avoidance of adverse tax consequences to the Company.

The Special Committee’s reasons for recommending that shareholders approve the equity financing and the proposals to be voted on at the Annual Meeting are more fully set forth in OSW’s preliminary proxy statement filed with the SEC on May 12, 2020.

Why Your Board is Convinced This is the Right Solution

We believe the $75 million equity financing will enable OSW to survive more than 24 months without significant revenues. If we receive this financing, we do not expect to need additional financing during that time and will be able to remain in compliance with our debt facilities. The Board believes consummation of the equity financing will enable us to quickly restart operations when our cruise line partners resume sailing, facilitate innovation in our service and product offerings and wellness experiences, and position us for long-term operation and growth. The Board also believes the debt facility amendments – which will only remain effective if the equity financing is consummated – will provide us with additional operational flexibility vis-à-vis our key cruise line and resort partners and product suppliers.

What Happens if the Private Placement Proposals Are Not Approved?

If OSW shareholders do not approve Proposals 3 and 4, we cannot complete the equity financing and will need to obtain adequate alternative financing in order to remain in compliance with our debt facilities, enhance our liquidity position, and fund our operations while our business is impaired. Adequate funds may not be available on a timely basis, and if we do not receive sufficient capital, we may be required to further reduce our limited operations and may have insufficient funds to pay our existing accounts payable. Furthermore, there can be no guarantee that we will be able to effect another long-term financing option on terms as favorable as the proposed transaction or in an amount sufficient to satisfy OSW’s long term liquidity needs. As we stated in our 10-Q filed on May 13, 2020, absent this critical financing, OSW may not be able to survive as a going concern.

YOUR BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE PRIVATE PLACEMENT PROPOSALS TO PROTECT YOUR INVESTMENT

YOUR VOTE IS CRITICAL. We urge you to vote “FOR” the private placement proposals at our upcoming Annual Meeting currently expected to be held on June 10, 2020. You will be able to vote by proxy card, telephone, or online as described in more detail in our preliminary proxy statement filed with the SEC on May 12, 2020 and our definitive proxy statement to be filed with the SEC.

On behalf of our Board of Directors, I want to thank you for your continued support and confidence during these challenging times.

Sincerely,

Leonard Fluxman

Executive Chairman

509 Madison Avenue

Suite 1206

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: OSW.info@investor.morrowsodali.com

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished spas offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 175 cruise ships and at 68 destination resorts around the world. OneSpaWorld holds the leading market position within the fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for more than 50 years.

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ from OSW’s actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to the impact of the private placement on OSW’s liquidity, OSW’s need to seek additional financing, OSW’s compliance with its credit agreements, OSW’s ability to obtain alternative sources of financing, and other statements that are not historical facts. These statements are based on the current expectations of OSW’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on OSW’s business and its results of operations and liquidity for the foreseeable future; the demand for OSW’s services together with the possibility that OSW may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which OSW operates; changes in consumer preferences or the market for OSW’s services; changes in applicable laws or regulations; the availability of, or competition for, opportunities for expansion of OSW’s business; difficulties of managing growth profitably; the loss of one or more members of OSW’s management team; loss of a major customer and other risks and uncertainties included from time to time in OSW’s reports (including all amendments to those reports) filed with the SEC. OSW cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OSW does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing OSW’s assessments as of any date subsequent to the date of this communication.

Additional Information and Where to Find It

In connection with the private placement, OSW has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”), and will file with the SEC and furnish to OSW’s shareholders a definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, OSW’S SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PRIVATE PLACEMENT OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PRIVATE PLACEMENT AND THE PARTIES TO THE PRIVATE PLACEMENT. Shareholders may obtain a free copy of documents filed by OSW with the SEC at the SEC’s website at http://www.sec.gov. In addition, shareholders may obtain a free copy of OSW’s filings with the SEC from OSW’s website at https://onespaworld.com/investor-relations/ or by directing a written request to: OSW.info@investor.morrowsodali.com.

Participants in the Solicitation

OSW and certain of its directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from shareholders of OSW in favor of the private placement. Information about directors and executive officers of OSW is set forth in the preliminary proxy statement filed by OSW with the SEC on May 12, 2020. Additional information regarding the direct and indirect interests of these individuals and other persons who may be deemed to be participants in the solicitation is included in the preliminary proxy statement with respect to the private placement, and will also be included in the definitive proxy statement that OSW will file with the SEC and furnish to OSW’s shareholders.

Contacts

Investors:

Morrow Sodali, (800) 662-5200

OSW.info@investor.morrowsodali.com

ICR

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

Media:

Sard Verbinnen & Co.

George Sard/Jim Barron/Brooke Gordon

OneSpaWorld-SVC@sardverb.com

Follow OneSpaWorld:

Instagram: @onespaworld

Twitter: @onespaworld

LinkedIn: OneSpaWorld

Facebook: @onespaworld